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Exhibit 10.38

RIVERSIDE BANK
SPLIT DOLLAR AGREEMENT
THIS AGREEMENT is made and entered into this 23rd day of December,1999, by and between RIVERSIDE BANK, located in Marietta, Georgia (the “Company”), and Kessel Stelling (the “Executive”). This Agreement shall append the Split Dollar Endorsement entered into on December 23rd, 1999, by and between the aforementioned parties.
INTRODUCTION
To encourage the Executive to remain an employee of the Company, the Company is willing to divide the death proceeds of a life insurance policy on the Executive's life. The Company will pay life insurance premiums from its general assets.

Article 1
General Definitions
The following terms shall have the meanings specified:
1.1 “Insurer” means Alexander Hamilton Life Insurance Company.
1.2 “Policy” means insurance policy #AH 5061738 issued by the Insurer.
1.3 “Insured” means the Executive.

Article 2
Policy Ownership/Interests
2.1 Company Ownership. The Company is the sole owner of the Policy and shall have the right to exercise all incidents of ownership. The Company shall be the direct beneficiary of an amount of death proceeds equal to the greater of a) the cash surrender value of the policy or b) the total amount of premiums paid less the amount of any outstanding policy loans.
2.2 Executive's Interest. The Executive shall have the right to designate the beneficiary of any remaining death proceeds of the Policy.
2.3 Option to Purchase. The Company shall not sell, surrender or transfer ownership of the Policy while this Agreement is in effect without first giving the Executive or the Executive's transferee the option to purchase the Policy for a period of sixty (60) days from written notice of such intention. The purchase price shall be an amount equal to the cash surrender value of the Policy. This provision shall not impair the right of the Company to terminate this Agreement.

Article 3
Premiums

3.1 Premium Payment. The Company shall pay any premiums due on the Policy.
3.2 Imputed Income. The Company shall impute income to the Executive in an amount equal to the current term rate for the Executive's age multiplied by the aggregate death benefit payable to the Executive's beneficiary. The “current term rate” is the minimum amount required to be imputed under Revenue Rulings 64-328 and 66-110, or any subsequent applicable authority.

Article 4
Assignment
The Executive may assign without consideration all of the Executive's interests in the Policy and in this Agreement to any person, entity or trust. In the event the Executive transfers all of the Executive's interest in the Policy, then all of the Executive's interest in the Policy and in the Agreement shall be vested in the Executive's transferee, who shall be substituted as a party hereunder and the Executive shall have no further interest in the Policy or in this Agreement.

Article 5
Insurer
The Insurer shall be bound only by the terms of the Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims; suits and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement.

Article 6
Claims Procedure
6.1 Claims Procedure. The Company shall notify the Executive, the Executive's transferee or beneficiary, or any other party who claims a right to an interest under the Agreement (the “Claimant”) in writing, within ninety (90) days of his or her written application for benefits, of his or her eligibility or ineligibility for benefits under this Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of this Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of this Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

6.2 Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company orally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of this Agreement on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Company, but notice of this deferral shall be given to the Claimant.

Article 7
Amendments and Termination
This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

Article 8
Miscellaneous
8.1 Binding Effect. This Agreement shall bind the Executive and the Company, their beneficiaries, survivors, executors, administrators and transferees, and any Policy beneficiary.
8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.
8.3 Applicable Law. The Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of Georgia, except to the extent preempted by the laws of the United States of America.
8.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Company.

8.5 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Split Dollar Agreement by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his or her last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.
8.6 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.
8.7 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:
8.7.1 Interpreting the provisions of the Agreement;
8.7.2 Establishing and revising the method of accounting for the Agreement;
8.7.3 Maintaining a record of benefit payments; and
8.7.4 Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.
8.8 Plan Administrator. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Company shall be the plan administrator under the Agreement.
IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

COMPANY:
RIVERSIDE BANK
By /s/ Carol B. Smith____________
Title Sr. Vice President___________

EXECUTIVE:
/s/ Kessel Stelling
Kessel Stelling